Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

 Kulicke & Soffa Increases Share Repurchase Authorization by an Additional $100M and Extends Term for Additional Two Years

Singapore – July 6, 2020 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) ("Kulicke & Soffa", "K&S" or the "Company") today announced its Board of Directors increased its current share repurchase program by an additional $100 million, from $300 million to $400 million, and extended its duration through August 1, 2022.
Since the program’s inception in August 2017, through its third fiscal quarter ended June 27, 2020, the Company has repurchased 11.1 million shares for a total value of $249.1 million. Since 2014, 19.3 million shares were cumulatively repurchased for a total value of $349.1 million. Kulicke & Soffa ended its second fiscal quarter with 63.7 million average diluted shares outstanding.
Under the share repurchase program, Kulicke & Soffa may purchase shares of its common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions, availability of US cash as well as other corporate and regulatory considerations. The new authorization is effective immediately and may be suspended or discontinued at any time.
About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future. (www.kns.com)

Contacts:

Kulicke & Soffa Industries, Inc.
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com

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